Exhibit 10.8

Galmed Pharmaceuticals Ltd.

Directors’ and Officers’ Compensation Policy (the “Policy”)

As Adopted on: May 30, 2023

I.	GENERAL

As a publicly traded company incorporated under the laws of the State of Israel, Galmed Pharmaceuticals Ltd. (“Galmed” or the “Company”) is subject to the Israeli Companies Law, 5759-1999 (the “Companies Law”) which mandates the adoption of a policy regarding the terms of office and employment of the Company’s “office holders” (as such term is defined in the Companies Law) (“Office Holders”).

The purpose of this Policy is to formalize Galmed’s compensation philosophies, practices and policies, as they apply to all Office Holders of Galmed with respect to their position and contribution to the Company, and is intended to meet the requirements of applicable law.

The term “officers”, as used herein, includes all Office Holders other than members of the Board of Directors (“Directors” and the “Board”, respectively). However, to the extent Directors are also employees of the Company or also hold management positions with the Company including, to the extent appointed, an active Chairman of the Board (“Management Directors”), the term “officers” shall also refer to such Management Directors.

Galmed’s philosophies, practices and policies, as detailed herein, have been discussed and approved by the Board, following recommendation of the Company’s Remuneration Committee (the “Remuneration Committee”), and will periodically be reviewed and administered by the Remuneration Committee and the Board in order to ensure they provide appropriate motivation for Company performance and increased shareholder value and that they meet the requirements of applicable law.

II.	OVERVIEW

The principal philosophy and objectives of Galmed’s compensation policies and practices are to attract, motivate and retain highly experienced leaders who will contribute to Galmed’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement oriented culture that is based on merit and rewards excellent performance in the long term, and embedding Galmed’s core values as part of a motivated behavior. To that end, this Policy is designed, among others, in accordance with the following guidelines:

1.	Linking pay to performance: by aligning a significant portion of an officer’s compensation with the Company’s short and long-term goals and performance, to achieve success and increase Company value in a professional and respectful manner.

2.	Attracting, motivating and retaining high quality talented officers: by providing officers with fair and reasonable compensation that is also competitive with practices of other comparable leading companies in addition to a balanced compensation package of fixed and variable components, designed to motivate and to retain high quality talented officers.

3.	Aligning compensation with shareholder interests: by providing equity-based compensation which is designed to reward officers for increase in long-term shareholder value.

4.	Supporting Galmed’s mission and vision: by incentivizing officers to pursue Galmed’s strategies which promote development and growth towards creating innovative solutions, while ensuring the highest quality and compliance with high ethical standards.

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5.	Improve business results and strategy implementation: by aligning compensation with performance measures based on quantitative and qualitative criteria, which may be categorized into corporate, business unit and individual measures, pursuant to the Company’s work-plans and management’s short and long-term perspective and goals.

6.	Risk Management: by creating a balance between short and long-term achievements, quantitative and qualitative criteria and various other considerations, as well as an appropriate balance between Company and officer’s personal goals.

III.	OFFICERS’ COMPENSATION PACKAGE

The elements of officers’ compensation packages may consist of: (a) base salary; (b) benefits; (c) cash bonuses; (d) equity-based compensation; (e) retirement and termination payments and (f) change of control provisions.

Ratio between fixed and variable compensation. This Policy aims to balance the mix of “fixed compensation,” comprised of base salary and benefits, and “variable compensation,” comprised of cash bonuses and equity-based compensation. Each element is intended to support one or more of the principal objectives detailed in Section II above. The ratio, or “pay mix,” between such elements for each officer will reflect Galmed’s objective of correlating Company success with the total value of compensation that an officer receives, while recognizing that the pay mix may vary from officer to officer and from time to time and at times, including in years where Company performance is poor, officers may receive reduced, or may not receive any, cash or equity-based bonuses.

Limitation: The aggregate value of cash bonuses, excluding one-time cash awards granted upon recruitment, promotion, and equity-based compensation (valued at grant, and with respect to equity-based compensation paid in cash – valued at payment) with respect to any given calendar year, may not exceed 95% of the total value of an officer’s total compensation package, which may include his or her base salary and benefits, cash bonuses and equity-based compensation, with respect to such year.

Considerations for determining compensation. When considering compensation of officers, the Company will consider the principal objectives detailed above and will also take into account its nature, size, business, financial characteristics and development, and the following:

●	Individual characteristics: Such as an officer’s education, skills, experience, expertise and achievements, as well as such officer’s position, responsibilities, location, past performance, expected future contributions, prior compensation arrangements and seniority.

●	Overall Company considerations: Such as providing fair and reasonable pay, taking into account the Company’s size and the nature of its activities, while meeting budgetary constraints and regulatory requirements.

●	Internal equity: Paying officers equitably relative to one another based on their individual characteristics, while considering the relationship between officers’ compensation packages and the compensation of Galmed’s other employees (including those employed part-time, either as employees, consultants or by manpower contractors) and specifically, the average and median compensation and the effect of such relationship on work relations in Galmed.

●	Competitive pay practices: Since competitive pay is essential to Galmed’s ability to attract and retain highly skilled professionals, Galmed shall seek to establish compensation practices that are competitive with those of officers in peer group companies relevant to Galmed’s field of business, while considering, among others, Galemd’s size and field of operation and the geographical location of the employed officer, the list of which shall be reviewed and approved by the Remuneration Committee from time to time (as required). To that end, Galmed will utilize as a reference, comparative market data and practices, which may include a compensation survey that compares and analyzes the level of the overall compensation package offered to an officer of the Company with compensation packages in similar positions to that of the relevant officer. Such compensation survey may be conducted internally or through an external consultant.

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Sections IV to VII below describe each of the primary elements detailed above. Management Directors shall be entitled to compensation for their role as officers pursuant to Sections IV to VII.

IV.	BASE SALARY AND BENEFITS

Purpose and base salary determinations. Base salaries are intended to compensate officers for their time and services and are initially negotiated and generally set forth in officers’ employment or service agreements. Base salaries will be considered based on the objectives and considerations detailed in Sections II and III above, and consequently, will vary between officers. When conducting salary reviews, the Company will also consider such matters as the macro-economic environment, inflation and Company performance.

The Remuneration Committee and the Board may periodically consider and approve base salary adjustments for officers. The main considerations for salary adjustment are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Remuneration Committee and the Board will also consider the previous and existing compensation arrangements of the officer whose base salary is being considered for adjustment. Any limitation herein based on the annual base salary shall be calculated based on the monthly base salary applicable at the time of consideration of the respective grant or benefit.

Recruitment and promotion one-time bonus grant. New-hires or promoted employees may be granted one-time cash or equity-based bonus upon recruitment or promotion, at the discretion of the Remuneration Committee and the Board (and with respect to the CEO- also the Company’s general meeting of shareholders) (“Signing Bonus”). The total value of such one-time cash Singing Bonus shall not exceed 50% of an officer’s base salary on an annual basis, and the total value of a one-time equity based Signing Bonus shall not exceed 50% of an officer’s base salary on an annual basis multiplied by the vesting period of such awards (in years). The total value of one-time cash and equity-based Signing Bonuses together shall not exceed 200% of an officer’s base salary on an annual basis. It is clarified that for the purpose of determining the Signing Bonus, the calculation will be based on an annual basis (i.e. if the officer joins the Company or is promoted in the middle of the year, the calculation will be conducted as if he has worked a full year under the new terms).

Benefits. In addition to the base salary, officers will be provided benefits mandated by applicable law and may be provided with benefits generally acceptable in the local market or generally available to other Company employees in accordance with Company policies (e.g., study fund, car, phone, insurance and medical benefits) (subject to any applicable approval procedures). Officers may be also entitled to reimbursement of reasonable work-related expenses incurred in the course of discharging their office, including without limitations, business travel expenses, against provision of receipts and in accordance with Company policies and may be reimbursed for membership fees in professional organizations.

Relocation. In the event of relocation of an officer to another geography, such officer may receive other customary benefits as applicable in the relevant jurisdiction in which he or she is employed. Such benefits may include reimbursement of out of pocket relocation expenses and other ongoing expenses and gross-ups, such as housing allowance, car allowance, and home leave visit.

V.	CASH BONUSES

Purpose. Compensation in the form of a cash bonus is an important element in aligning officers’ compensation with Galmed’s objectives and business goals. Therefore, officers may be granted annual and special cash bonuses, at the discretion of the Remuneration Committee and the Board (and with respect to the CEO - also the Company’s general meeting of shareholders), taking into consideration the relevant objectives and considerations set forth in Sections II and III above, and subject to the conditions set forth below, as well as any additional terms and conditions or criteria for entitlement thereof that may be determined by the Company from time to time.

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The Company may determine that, with respect to any or all officers, any annual or special cash bonus, will be reduced or not be paid with respect to such officer.

Annual Cash Bonuses. Annual cash bonuses are intended to promote the Company’s work plan and business strategy by rewarding officers for achievement of the Company’s business and financial goals through team work and collaboration.

It is the Company’s philosophy that due to officers’ direct line-of-sight and influence on the Company’s performance, officers’ annual cash bonuses should generally be directly linked to such performance, while additional criteria, such as an officer’s individual performance or his or her expected future contributions, as well as achievement of additional objectives as the Company may determine, may be used to reflect the officer’s contribution (e.g., key performance indicators, such as major progress in research and development stages, execution of in/out-license transactions, execution of strategic collaboration agreements, obtaining marketing approval of a new product, raising funds throughout public offering or a private placement, mergers and acquisition, etc.)

Discretionary Component. The Company may determine that, with respect to the chief executive officer (the “CEO”) or an officer who is a director, that a portion of his or her annual cash bonus will be based on the evaluation of the Remuneration Committee and the Board in an amount that will not exceed, with respect to any calendar year, three (3) monthly base salaries and benefits. In addition, the Company may determine that, with respect to any officer subordinated to the CEO, which does not serve as a director, a portion or all of his or her annual cash bonus will be based on the evaluation of the CEO.

Long-term Component. The Company may determine, with respect to any or all officers , that a portion of the annual cash bonus will be based on long-term performance objectives to be evaluated on a multi-year basis, in accordance with a mechanism to be determined by the Remuneration Committee (which may include holding of such amounts in trust).

Minimum Threshold. The annual cash bonus of any or all of the officers of the Company may be subject to minimum thresholds as shall be recommended by the Remuneration Committee and approved by the Board.

Limitation: The maximum annual cash bonus of each officer, other than the CEO, including for overachievement performance shall not exceed 100% of an officer’s base salary and benefits on an annual basis.

CEO. The annual cash bonus of Galmed’s CEO will be mainly based on performance measurable objectives and subject to minimum thresholds. Such performance measurable objectives will be determined annually by Galmed’s Remuneration Committee (and, if required by law, by Galmed’s Board) at the commencement of each calendar year (or upon engagement, in case of newly hired CEO) on the basis of, but not limited to, company and personal objectives. The less significant part of the annual cash bonus granted to Galmed’s CEO, and in any event not more than 30% of the annual cash bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Remuneration Committee and the Board based on quantitative and qualitative criteria.

Limitations. The annual cash bonus that the CEO will be entitled to receive for any given calendar year, will not exceed 100% of his or her annual base salary. The maximum annual cash bonus including for overachievement performance that the CEO will be entitled to receive for any given calendar year, will not exceed 150% of his or her annual base salary.

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Special Cash Bonuses. In addition to the annual cash bonus, an officer may be granted a special cash bonus for special achievements, at the discretion of the CEO for officers other than the CEO, and in the CEO’s case, at the Remuneration Committee’s and the Board’s discretion (subject to any additional approval as may be required by the Companies Law). Such special cash bonus is intended to enable the Company to retain executives by providing such bonus subject to their continued employment in the Company, as well as to enable the Company to adapt to specific or unaccounted for changes or events that may occur during the year, including for outstanding achievement, in special circumstances or for completion of a certain achievement or assignment (which may be similar to key performance indicators as exampled in “Annual Cash Bonuses” above).

Limitations. The total amount of all special bonuses in the aggregate of each officer, with respect to any given calendar year, may not exceed 100% of an officer’s base salary and benefits on an annual basis. A special bonus can be paid, in whole or in part, in equity in lieu of cash and the value of any such equity component of a special bonus shall be determined in accordance with Section VI above.

Notwithstanding the foregoing, the total annual and special cash bonuses granted to an officer, other than the CEO, shall not exceed, in the aggregate, 150% of such officer’s base salary on an annual basis, and with respect to the CEO, shall not exceed, in the aggregate, 200% of the CEO’s base salary on an annual basis.

Clawback.

In the event of an accounting restatement, Galmed shall be entitled to recover from its officer the bonus compensation or the performance-based equity compensation in the amount in which such compensation exceeded what would have been paid under the financial statements, as restated, provided that a claim is made by Galmed prior to the second anniversary of fiscal year end of the restated financial statements.

Notwithstanding the aforesaid, the compensation recovery will not be triggered if (i) the financial restatement is required due to changes in the applicable financial reporting standards; or (ii) the Remuneration Committee has determined that Clawback proceedings in the specific case would be impossible, impractical or not commercially or legally efficient.

Nothing in this Section derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on officers by virtue of applicable securities laws or a separate contractual obligation or other Company policy.

Galmed intends to adopt and comply with a “clawback policy” (the “Clawback Policy”), as contemplated pursuant to Rule 10D-1 under the Securities and Exchange Act of 1934, as amended, which directs national securities exchanges, including The Nasdaq Stock Market LLC, to establish listing standards for purposes of complying with Rule 10D-1. To the extent there will be any inconsistencies between this Compensation Policy and the Clawback Policy to be adopted by Galmed, the latter shall take precedence, and, for the avoidance of any doubt, no amendments to, or further corporate approvals in connection with, this Compensation Policy will be required in connection with the adoption of the Clawback Policy.

VI.	EQUITY-BASED COMPENSATION

Purpose. Equity-based compensation is intended to attract and retain officers and align their interests with shareholders’ interests to maximize creation of long-term economic value for the Company.

Equity awards determinations. Equity-based awards may be granted on an annual basis, subject to the discretion of Company (with the required approvals according to applicable law) and at such other times as the Company deems appropriate, including for newly hired or promoted officers. Equity based compensation to Management Directors with respect to their role as a director, shall be in accordance to the provisions of Section VIII below.

Equity-based awards may include, without limitation, one or more of the following types of awards: options to purchase shares, restricted shares, restricted share units, performance shares, performance share units or share appreciation rights.

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The Company will determine the type and amount of equity-based awards to be granted to each officer, as well as any combination between such awards, based on the relevant objectives and considerations set forth in Sections II and III above (e.g., size and value of awards already held by officers, balancing effective risk management, retention and rewarding for performance).

Value of equity-based awards. The fair market value of officers’ equity-based awards will be determined by multiplying the number of shares underlying the grant by the market price of Galmed’s ordinary shares on or around the time of the grant or according to other acceptable valuation practices at the time of grant, in each case, as determined by the Remuneration Committee and the Board.

Vesting. The passage of time will generally be sufficient criteria for the vesting of equity-based awards. The Company may determine additional specific terms and conditions or criteria, whether for the vesting of all or any part of such awards or for entitlement thereof, and whether generally or with respect to specific grants, specific officers or otherwise. In any case, equity-based awards granted to officers must include both a gradual vesting period of at least three years from the date of grant, and an exercise period of no more than ten years from the date of grant.

The Remuneration Committee and the Board may approve the acceleration of vesting of equity-based awards upon termination of service or employment or upon a change of control event, and may provide for continued exercise periods, provided such extended exercise period does not extend beyond the original exercise period set forth in the terms of the grant.

Other terms. All other terms of the equity-based awards shall be in accordance with Galmed’s incentive plans and other related practices and policies.

Limitation. In no event shall the value of equity-based awards granted to any officer (including the CEO), calculated as of the date of their grant (and with respect to equity-based awards paid in cash – at the date of their payment), during any calendar year exceed six (6) times the base salary and benefits of such officer and in no event will the total fair market value of annual equity-based awards as aforesaid, together with any annual cash bonus and together with any special cash bonus with respect to any given calendar year, exceed the cap determined by the limitation under “Ratio between fixed and variable compensation” in Section III above.

VII.	TERMINATION PAYMENTS

Termination payments will generally be set forth in officers’ employment or service agreements and are intended to comply with applicable laws, and to provide officers with compensation in the event of termination in circumstances determined by the Company, including voluntary termination.

When considering termination payments, the Company will generally consider, among others, the officer’s term of service or employment, his or her remuneration during such term, Company performance during such term and the contribution of such officer to the achievement of the Company’s goals, as well as the circumstances of termination.

Officers’ termination payments may include one or more of the following:

●	Advance Notice. Advance notice of up to 6 months , except for the CEO whose prior notice may be of up to twelve (12) months. During this period an officer may be entitled to payment of full compensation, including benefits, and may be requested to continue working at the discretion of the Company. The Company may waive an officer’s services during the advance notice period and pay the officer in lieu thereof, including the value of benefits.

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●	Severance Payment. Severance payment of up to 200% of the amount of severance pay payable pursuant to the Israeli Severance Pay Law, 5723-1963, had the officer been entitled to severance pay pursuant to such law, inclusive of any amounts accumulated in such officer’s pension fund, managers insurance or provident fund on account of severance, which amounts are released or transferred to the officer, provided however, that if at the time of termination such officer is engaged with the Company for at least two years and the termination is not for “cause”.

Non-Compete Grant. Upon termination of employment and subject to applicable law, Galmed may grant to its officers a non-compete grant as an incentive to refrain from competing with Galmed for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such officer’s monthly base salary without benefits multiplied by twelve (12).

●	Discretionary Payment. Up to 12 monthly base salaries if, at the time of termination or change of control, the officer is engaged with the Company for at least two years, and up to 6 monthly base salaries (without benefits) if, at the time of termination or change of control, the officer is engaged with the Company for less than two years.

VIII.	COMPENSATION OF NON-MANAGEMENT AND MANAGEMENT DIRECTORS

The Company’s philosophy is to provide fair and reasonable compensation to its Directors, taking into account the Company’s business environment, its size and nature of operations. With respect to their services as Board members, each Director, either a Management Director or a non-Management Director, an external director (if applicable) or an independent director, is entitled to receive the same compensation for his or her services as a member of the Board and its committees.

Accordingly, Directors compensation may be comprised of the following elements:

●	Directors’ Fees. Directors’ fees may be comprised of annual payment and per-meeting payments. Alternatively, Directors’ fees may be comprised only of a fixed annual payment with respect to his or her services as members of the Board, including, without regard to their participation in meetings of the Board or its committees.

●	External Directors. The compensation of the Company’s external directors, if any are required and elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time (the “Regulations”).

●	Equity-Based Compensation. Directors may be entitled to be granted with a “welcome” or annual equity-based awards with a fixed value at grant, as approved by the Company’s shareholders from time to time. Such equity-based awards may be granted on an annual basis or at such other times as the Company deems appropriate. Such awards are intended to align Directors’ interests with the interests of shareholders and to promote creation of long-term value for the Company. Any equity-based awards to Directors will include both a gradual vesting period of at least three (3) years from the date of grant, and an exercise period of no more than ten years from the date of grant. In no event shall the value of equity-based awards granted to any Director, calculated as of the date of their grant (and with respect to equity-based awards paid in cash – at the date of their payment), during any calendar year exceed nine (9) times the fees of such Director on an annual basis.

Reimbursement. The Directors are also entitled to reimbursement of certain expenses incurred in connection with their participation at meetings of the Board and its committees, in accordance with Company policies.

Limitation. The Director’s fee per calendar year shall not be less than the Minimum Amount (as such term is defined in the regulations promulgated under the Regulations and shall not exceed an annual cash fee retainer in the amount of US$100,000 plus VAT (the “Maximum Amount”), and with respect to an Expert External Director as defined in the Compensation Regulations plus 33% to the Maximum Amount.

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IX.	D&O INSURANCE, INDEMNIFICATION AND RELEASE

Exculpation and Indemnification. The Company may exempt all Directors and officers, as may be appointed from time to time in the future, from liability for a breach of their duty of care to the Company and provide them with indemnification to the fullest extent permitted by law and the Company’s articles of association.

Liability Insurance. Unless otherwise determined thereby, Company will provide directors’ and officers’ liability insurance for its Directors and executive officers (the “Insurance Policy”) as follows:

●	The limit of liability of the insurer shall not exceed the greater of $35 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Remuneration Committee; and

●	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Remuneration Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering Galmed’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities.

Upon circumstances to be approved by the Remuneration Committee (and, if required by law, by the Board), Galmed shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance, as follows:

●	The limit of liability of the insurer shall not exceed the greater of $45 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by Remuneration Committee; and

●	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Remuneration Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

Galmed may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities provided that the Insurance Policy, as well as the additional premium shall be approved by the Remuneration Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and that it does not materially affect the Company’s profitability, assets or liabilities.

X.	MISCELLANEOUS

General. This policy is subject to applicable law and is not intended and should not be interpreted as limiting or derogating from, provisions of applicable law. This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is approved and shall serve as Galmed’s Compensation Policy for three years, commencing as of its adoption. Any amendment to this Policy shall require the approvals as set forth in the Companies Law. In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the approval of this Compensation Policy, Galmed may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

Company discretion. It is hereby clarified that nothing contained herein shall obligate the Company to grant any particular type or amount of compensation to any officer, nor shall it derogate from any approval procedures mandated by the Companies Law.

Reduction of variable compensation. The Company shall have the authority to stipulate that, as a condition to the grant of any variable compensation to an Office Holder, that such variable compensation may be reduced in circumstances where such Office Holder’s conduct would justify termination for “cause”, due to circumstances determined by the Committee and the Board, taking into consideration the relevant objectives and considerations set forth under “Overview” in Section II above and under “Considerations for determining compensation” in Section III above, or in other circumstances determined by the Company as warranting such reduction.

Immaterial Change. An Immaterial Change in the Terms of Employment of an officer, who is not a Director or the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an officer with an annual total cost to the Company not exceeding an amount equal to two (2) monthly salaries of such officer.

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